EXHIBIT 10.33

SEVERANCE AGREEMENT AND GENERAL RELEASE

     This Severance Agreement and Release of All Claims (hereinafter “Agreement”) is made and entered into by and between THREE-FIVE SYSTEMS, INC., a Delaware corporation (hereinafter referred to as “Employer”), and JEFFREY D. BUCHANAN (hereinafter referred to as “Employee”).

RECITALS

     WHEREAS, Employee has been employed by Employer as its Executive Vice President, Chief Financial Officer, Secretary, and Treasurer, and has served as a Director of Employer’s Board of Directors.

     WHEREAS, Employee has executed the resignation letter attached hereto as Exhibit A, indicating Employee’s employment and any other duties with Employer and its subsidiaries have terminated effective February 1, 2005 (“Cessation Date”); and

     WHEREAS, the parties, in order to settle and compromise fully and finally any and all claims and potential claims arising out of Employee’s employment and the cessation thereof, have agreed to resolve these matters on the terms and conditions set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement.

     2. Consideration.

          A. Severance Payments. In consideration for Employee’s execution of and compliance with this Agreement, Employer agrees tender to Employee severance in the amount of One Hundred and Sixty-Five Thousand Dollars and 00/100 ($165,000.00) (“Severance Pay”), which represents nine months of (gross) base pay. Said Severance Pay shall be payable to Employee in nine equal installments of $18,333.33, minus statutory deductions, payable on the first day of each month during the Severance Period. The period commencing on Cessation Date and ending on October 1, 2005 shall be referred to as the “Severance Period”. The parties agree that the first installment shall be tendered to Employee on February 1, 2005 provided that Employee has executed and delivered this Agreement, and provided Employee has not revoked this Agreement under Section 11 hereto.

          B. Stock Options. The parties hereto acknowledge that, as of the date of this Agreement, Employee holds the options to purchase common stock of Employer (the “Options”), as set forth on Exhibit B-1. The Options set forth on Exhibit B-2 shall be exercised by Employee within 90 days following the Cessation Date or cancelled pursuant to their terms. As further and additional consideration for Employee’s execution of and compliance with this Agreement, and notwithstanding any provision of Employer’s stock option plans or any stock option agreement with Employee covering such Options to the contrary, Employer shall extend the expiration date of the Options set forth on Exhibit B-3 to, and Employee shall have the right to exercise such Options set forth on Exhibit B-3 until, the earlier of (a) February 1, 2010; or (b) the expiration date of the respective Option pursuant to the stock option agreement covering such Option. All other Options set forth on Exhibit B-1 that are not set forth on Exhibits B-2 or B-3 shall be cancelled as of the Cessation Date.

          C. COBRA Premium Reimbursement. As further and additional consideration for Employee’s execution of and compliance with this Agreement, Employer shall reimburse the cost of the premium for continuation of group health insurance coverage for Employee, his spouse and dependents, to the extent they were plan participants as of Employee’s Cessation Date, should Employee, his spouse and dependents (collectively referred to as Employee’s Qualified Beneficiaries) elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1987, as amended, (COBRA) until January 31, 2006, or until Employee and Employee’s Qualified Beneficiaries are covered under another health insurance plan, whichever is earlier. Employee shall be responsible for timely payment to continue any insurance benefits under this Section 2C. Employer shall reimburse Employee upon Employee’s submission of proof of payment. Employee understands, acknowledges, and agrees that in no event shall Employee continue to pay the premium for continued group health insurance coverage for Employee and/or his Qualified Beneficiaries any time after January 31, 2006 and, thereafter. Commencing with coverage for the month of February 2006, Employee and his Qualified Beneficiaries shall be fully and solely financially responsible for the payment of premiums for the continuation of group health insurance coverage for themselves under COBRA. Further, Employee acknowledges and agrees that, if Employee is eligible for such coverage, he has received a COBRA notice advising Employee of Employee’s rights to continuation coverage for group health insurance.

          D. Executive Outplacement Services. Employer shall provide to Employee nine months of executive outplacement services, commencing on the Cessation Date. The provider of these services shall be selected by Employer and any changes to the agreed upon services with the provider must be approved in advance by Employer’s Vice President of Human Resources.

     3. Adequate Consideration. Employee acknowledges and agrees that the consideration to Employee set forth in Section 2 (including Subparagraphs) of this Agreement is in addition to anything of value to which Employee is, as a matter of law, otherwise entitled. Employee represents and agrees that he is not entitled to and shall not receive any further compensation, including salary, bonuses, vacation pay, or employee benefits after the Cessation Date, provided Employee is not waiving any rights to vested employee benefits, if any, as provided in applicable benefit plans.

     4. Release. In consideration of his receipt of the severance package set forth in Section 2 of this Agreement, Employee hereby fully, forever, irrevocably, and unconditionally releases and discharges Employer, including Employer’s past and present officers, directors, stockholders, subsidiaries, affiliates, agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them (collectively, the “Released Parties”), from any and all claims or damages which he may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act, as amended; the Family Medical Leave Act; COBRA, ERISA; the Arizona Civil Rights Act; Arizona Employment Protection Act; Arizona Wage Payment Statute; or under any other provision or theory of law, both in tort and in contract, and whether statutory or under the common law.

     5. Covenant Not to Sue. Employee warrants that he has no pending complaints, charges, or claims for relief against the Released Parties with any local, state, or federal court or administrative agency. Employee understands and agrees that this Agreement may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have

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existed against the Released Parties arising out of any event occurring from the beginning of time through the effective date of this Agreement.

     6. Duty to Cooperate. Employee agrees to cooperate with Employer and its attorneys in connection with any threatened or pending litigation against Employer, and shall make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters, provided that Employer and Employee are not adverse parties in any such litigation. Employer shall reimburse Employee for his reasonable out-of-pocket expenses in connection with his activities under this Section.

     7. Non-Disparagement. Employer and Employee agree that they will not undertake any disparaging or harassing conduct or make any disparaging comments, statements, or communications of any kind, whether written or oral, about or directed at the other, including Employee, on the one hand, and Employer, its subsidiaries, or affiliates on the other hand.

     8. Preservation of Company Confidential Information. Employee acknowledges that, during the course of his employment with Employer, he had access to, and became familiar with, information concerning Employer that Employer deems confidential, in that said information is non-public information which, if it became or were made public, might be disadvantageous to Employer. Such information includes, but is not limited to, employee information, business plans, financial matters, operational matters, corporate strategies, and the like. As a material inducement to cause Employer to enter into this Agreement, Employee agrees that he will not disclose to any third party, either directly or indirectly, any such confidential information. The parties acknowledge that the confidentiality agreement and invention assignment/proprietary rights agreement between the parties (the “Proprietary Agreements”) executed by Employer and Employee as part of Employer’s standard policies shall remain in effect.

     9. Return of Company Property. Simultaneously with his tender of this Agreement, bearing his signature, to Employer, Employee shall return to Employer all Employer property in his actual or constructive possession. Notwithstanding the foregoing, Employer shall transfer to Employee ownership of Employer’s laptop computer in Employee’s possession as of the Cessation Date. Employee hereby confirms that all confidential information related to the Company has been removed from Employee’s laptop computer.

     10. Consultation with an Attorney. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides Employee the right to bring a claim against Employer if Employee believes that he has been discriminated against on the basis of age. Employee understands the rights afforded under this Act and agrees that he will not file any claim or action against Employer and/or Released Parties and waives any rights to assert a claim for relief available under this Act against Employer and/or Released Parties, including, but not limited to, back pay, front pay, attorneys’ fees, damages, reinstatement, or injunctive relief. Employer has advised Employee to consult with an attorney of his choosing prior to executing this Agreement. Employee represents and agrees that he has thoroughly discussed all aspects of his rights and this Agreement, including his waiver of claims under the Age Discrimination in Employment Act, with an attorney, to the extent he wished to do so. Employee understands and agrees that Greenberg Traurig, LLP has served as counsel for Employer in the negotiation of this Agreement.

     11. Review. A draft of this Agreement was delivered to Employee on January 26, 2005. Employee has been advised that he has twenty-one (21) days from the date he is presented with this Agreement to consider this Agreement. If Employee executes this Agreement before the expiration of

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twenty-one (21) days, he acknowledges that he has done so for the purpose of expediting the payment of severance benefits, and that he has expressly waived his right to take twenty-one (21) days to consider this Agreement.

     12. Revocation. Employee may revoke this Agreement for a period of seven (7) days after he signs it. Employee agrees that if he elects to revoke this Agreement, he will notify Employer in writing, via certified mail, addressed to Jack Saltich on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon expiration of the revocation period.

     13. Confidentiality. Employee agrees that he will keep the terms and fact of this Agreement confidential. He will not disclose the existence of this Agreement or any of its terms to anyone except his immediate family, attorneys or accountants, unless required by law. Employee acknowledges that this Agreement may be filed with governmental entities or other regulatory authorities pursuant to Employer’s reporting and disclosure obligations.

     14. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

     15. Entire Agreement. This Agreement may be executed in one or more counterparts, each of which, when executed, will be deemed an original. This Agreement, together with the Proprietary Agreements and the Indemnity Agreement executed during July 2003 between Employer and Employee, contains and constitutes the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith and therewith.

     16. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona.

     17. Severability. Should any provision in this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

     18. Effect of this Agreement. It is expressly understood and agreed that this Agreement shall not in any way be construed at any time or for any purpose as an admission by the parties that either of them has acted wrongfully with respect to the other.

     19. Attorneys’ Fees. Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of attorneys’ fees incurred therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

THREE-FIVE SYSTEMS, INC.
/s/ Jack L. Saltich
Dated: January 26, 2005	By: Jack L. Saltich
Its: President and Chief Executive Officer

Dated: January 26, 2005	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan

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EXHIBIT A

RESIGNATION LETTER

January 27, 2005

Board of Directors of
Three-Five Systems, Inc.
1600 N. Desert Drive
Tempe, AZ 85281

Dear Gentlemen:

     I hereby resign from the positions set forth on Schedule I hereto of Three-Five Systems, Inc. and its subsidiaries, effective as of February 1, 2005.

Very truly yours,
/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan

Attachment

SCHEDULE I

Entity	Offices and Directorships Held
Three-Five Systems, Inc. (Delaware)	Director, Chief Financial Officer, Secretary, and Treasurer, Trustee for 401(k)
TFS-DI, Inc. (Arizona)	Director, President, and Treasurer
TFS Electronic Manufacturing Services, Inc. (Washington)	Director, Executive Vice President, and Treasurer
TFS International Ltd. (Bermuda)	Director, Executive Vice President, and Treasurer
TFS International II Ltd. (Bermuda)	Director and President
TFS Electronic Manufacturing Services Sdn. Bhd. (Malaysia)	Director, Legal Representative
Three-Five Systems, Pacific, Inc. (Manila)	Director, Officer
Three-Five Systems, Beijing, Inc. (China)	Director, Chairman, Legal Representative
Three-Five Systems, Ltd (United Kingdom)	Director, Officer

EXHIBIT B-1

OPTIONS HELD

Grant Date	Option Price	Options Exercisable	Date Last Exercise
5/06/1996	$5.15	30,001	5/06/2006
7/01/1998	$6.88	25,001	7/01/2008
1/27/2000	$21.18	10,908	5/01/2005
1/27/2000	$21.18	49,092	5/01/2005
1/16/2001	$15.26	5,047	5/01/2005
1/16/2001	$15.26	12,953	5/01/2005
8/12/2002	$4.95	26,999	8/12/2002
8/12/2002	$4.95	1	5/01/2005
5/02/2003	$3.92	1	5/01/2005
5/02/2003	$3.92	19,999	5/02/2013

Options held for the benefit of Michele Buchanan:

Grant Date	Option Price	Options Exercisable	Date Last Exercise
5/06/1996	$5.15	20,000	5/06/2006
7/01/1998	$6.88	25,000	7/01/2008

EXHIBIT B-2

VESTED OPTIONS WITHOUT EXTENDED EXERCISE DATES

Grant Date	Option Price	Options Exercisable	Date Last Exercise
1/27/2000	$21.18	10,908	5/01/2005
1/27/2000	$21.18	49,092	5/01/2005
1/16/2001	$15.26	5,047	5/01/2005
1/16/2001	$15.26	12,953	5/01/2005
8/12/2002	$4.95	1	5/01/2005
5/02/2003	$3.92	1	5/01/2005

EXHIBIT B-3

VESTED OPTIONS WITH EXTENDED EXERCISE DATES

Grant Date	Option Price	Options Exercisable	Date Last Exercise
5/06/1996	$5.15	30,001	5/06/2006
7/01/1998	$6.88	25,001	7/01/2008
8/12/2002	$4.95	26,999	8/12/2002
5/02/2003	$3.92	19,999	5/02/2013

Options held for the benefit of Michele Buchanan:

Grant Date	Option Price	Options Exercisable	Date Last Exercise
5/06/1996	$5.15	20,000	5/06/2006
7/01/1998	$6.88	25,000	7/01/2008